FUND PARTICIPATION AGREEMENT

AMENDMENT NO. 2

The Fund Participation Agreement entered into as of the 8th day of June, 1998 between Equitrust Life Insurance Company and each of DREYFUS VARIABLE INVESTMENT FUND, THE DREYFUS SOCIALLY RESPONSIBLE GROWTH FUND, INC., DREYFUS STOCK INDEX FUND, INC. (formerly, “Dreyfus Life and Annuity Index Fund, Inc.” [d/b/a Dreyfus Stock Index Fund]), and DREYFUS INVESTMENT PORTFOLIOS, is hereby amended as follows:

1.	Exhibit A is deleted in its entirety and replaced with a new Exhibit A, attached hereto.

IN WITNESS WHEREOF, this Amendment has been executed as of this 3rd day of May, 2007 by a duly authorized officer of each party.

EQUITRUST LIFE INSURANCE COMPANY

By:	/s/ JoAnn Rumelhart
Name:	JoAnn Rumelhart
Title:	Vice President
Date:	May 3, 2007

ON BEHALF OF THOSE DREYFUS FUNDS LISTED ABOVE AS PARTIES TO THE AGREEMENT

By:	/s/ Michael A. Rosenberg
Name:	Michael A. Rosenberg
Title:	Secretary
Date:

Exhibit A

List of Participating Funds

(as of May 3, 2007)

Name	Share Class
Dreyfus Variable Investment Fund
Appreciation Portfolio	Initial Shares
Developing Leaders Portfolio[1]	Initial Shares
Growth and Income Portfolio	Initial Shares
International Equity Portfolio	Initial Shares

The Dreyfus Socially Responsible Growth Fund, Inc.	Service Shares

[1]	formerly, Small Cap Portfolio